Joint Filing Agreement

The undersigned agree that the foregoing Statement on Schedule 13D, dated February 25, 2015, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k).

Dated: February 25, 2015
*
Leslie G. Rudd

Leslie G. Rudd Revocable Trust U/T/A dated March 31, 1999

By:	*
Leslie G. Rudd, Trustee

*By:	/s/ Darrell Swank
Darrell Swank as Attorney-in-Fact

* This Joint Filing Agreement was executed by Darrell Swank pursuant to a Durable Power of Attorney filed as Exhibit 24 to the Form 3 relating to the beneficial ownership of shares of the Issuer by the Reporting Persons filed with the Securities Exchange Commission on February 25, 2015, and incorporated herein in its entirety by reference.